EXHIBIT 10.4

ORANGE 21 INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered effective October 20th, 2005 by and between Orange 21 Inc., a Delaware corporation (“Employer”), and Grant Guenther (“Employee”), with respect to the following facts:

A.                                   Whereas, Employee serves as Vice President, Marketing of Employer;

B.                                     Whereas, Employer is a Delaware corporation engaged in the business of the design, manufacture, sale, and distribution of sunglasses and related products bearing Employer’s trade name; and

C.                                     Whereas, Employer wishes to secure and Employee wishes to provide ongoing services  on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.                                       Employment.  Employer hereby agrees to employ Employee as its Vice President of Marketing, and Employee hereby agrees to be employed by Employer in such capacity, subject to the terms and conditions in this Agreement.

2.                                       At Will Employment.  The parties acknowledge and agree that: (a) Employee’s employment is not for a specified term and may be terminated by Employer or Employee at any time with or without cause; (b) this provision is intended to be the complete and final expression of the parties’ understanding regarding the terms and conditions under which Employee’s employment may be terminated; (c) no representation contrary to this provision is valid; and (d) this provision may not be augmented, contradicted, or modified in any way, except by a writing signed by Employee and by Employer’s Chief Executive Officer.

3.                                       Compensation.  Employer shall pay Employee the following forms of compensation:

a.                                       Base Salary.  Employee shall be paid a gross annual salary of $ 120,000 (“Base Salary”), payable on a pro-rated basis according to Employer’s payroll schedule and subject to applicable withholdings and other payroll deductions.  The Base Salary is subject to adjustment at the end of each calendar year by the Board of Directors of Orange 21 Inc. (the “Board”) in its sole and absolute discretion.

b.                                      Commissions, Profit Sharing and Bonuses.  Each year, in the sole and absolute discretion of the Board, Employee may be entitled to participate in commission programs, profit sharing programs and bonuses programs.  The terms and conditions of any such programs will be established by the Board each year and Employee will be notified of such terms and conditions for such year.  For 2005, the terms and conditions of such programs as such programs apply to Employee are outlined on Exhibit A, attached hereto.

e.                                       Stock Options.  From time to time, in the sole and absolute discretion of the Board, Employee may be granted an option to purchase shares of Common Stock of Orange 21 Inc. on terms and conditions established by the Board.

4.                                       Duties.  As an employee of the Company, Employee agrees:  (a)  to devote Employee’s utmost knowledge and best skill to the performance of Employee’s duties under this Agreement; (b) to devote Employee’s full business time to the rendition of such services, subject to absences for customary vacations and for temporary illness; and (c) not to engage in any other gainful occupation, business, or activity that requires Employee’s personal attention or creates a conflict of interest with Employee’s responsibilities under this Agreement without the prior approval of the Chief Executive Officer.  Notwithstanding the foregoing, Employee shall be permitted, to the extent such activities do not interfere with his/her performance of his/her duties and responsibilities and do not violate Section 11 of this Agreement, to serve on civic or charitable boards or committees and serve on the boards of other companies.

5.                                       Personnel Policies and Procedures.  Employer shall have the authority to establish from time to time personnel policies and procedures to be followed by its employees.  Employee agrees to comply with the policies and procedures of Employer.  To the extent any provisions in Employer’s personnel policies and procedures differ from the terms of this Agreement, the terms of this Agreement shall control.

6.                                       Expenses.  Employee is authorized to incur ordinary and necessary expenses in connection with the performance of his/her duties that are consistent with the policies of Employer as outlined in the Employer’s Travel and Expense Guidelines, which may from time to time be modified or amended by the Chief Executive Officer.  Employer will reimburse Employee for all such expenses upon the presentation by Employee of an itemized account of such expenditures with supporting documentation.  Employee agrees to submit expense reimbursement requests within thirty (30) days after he/she incurs such expenses.  In the event that Employee fails to submit expense reimbursement requests within the thirty (30)-day period, Employer shall have no obligation to reimburse Employee for such expenses.

7.                                       Insurance.  Employee shall be entitled to participate in any insurance or other employee benefit program maintained by Employer for the benefit of similarly situated employees.

8.                                       Vacation.  Employee shall be entitled to two (2) weeks of vacation in each calendar year during the first year of employment; three (3) weeks of vacation in each calendar year during the second through seventh year of employment; and four (4) weeks of vacation in each calendar year during each subsequent years.  Vacation shall be earned on a monthly basis at a rate calculated by dividing the number of days of vacation per year by twelve (12).  For example – if the Employee is entitled to 15 days of vacation per year, the Employee will accrue 1.25 days of vacation for each month worked during the year.  Vacation not taken during the applicable fiscal year shall be carried over to the following fiscal year, for a maximum vacation accrual of six (6) weeks vacation time.  Vacation shall be taken at times consistent with the reasonable needs of the business of Employer.  Accrued but unused vacation days shall be paid in a cash lump sum promptly after Employee’s Termination Date, as defined in Section 11 below.

9.                                       Termination.  Employee’s employment may be terminated upon occurrence of one of the following events:

a.             By Death.  This Agreement shall automatically terminate upon Employee’s death.  Employer and Employee shall treat termination under this Section 9(a) as termination by Employer without cause under Section 9(e) below with payments made to Employee’s beneficiaries or estate, as appropriate.

b.             By Mutual Agreement.  This Agreement may be terminated at any time by mutual agreement of the parties hereto.  Termination under this Section 9(b) shall be treated as terminated without cause under Section 9(e) below.

c.             Disability.  If Employee is prevented from fully performing the essential functions of Employee’s duties under this Agreement because of any illness or physical or mental disability, with or without reasonable accommodation, for a period or periods of more than ninety (90) days in the aggregate during any calendar year or thirty (30) consecutive days in any twelve (12)-month period, Employer may terminate Employee’s employment in its sole discretion in accordance with state and federal law.  Employer and Employee shall treat termination under this Section 9(c) as termination by Employer without cause under Section 9(e) hereof.

d.             By Employer For Cause.  This Agreement may be terminated by Employer at any time for Cause.  For purposes of this Agreement, “Cause” shall mean, as determined by the Chief Executive Officer in his/her sole discretion:

(i)                                     Commission of a felony or any lesser crime or offense involving fraud, embezzlement, dishonesty, breach of trust, or breach of fiduciary duty; or

(ii)                                  Conduct that has caused demonstrable and serious injury to Employer or any of its affiliates, monetary or otherwise; or

(iii)                               The order of a regulatory agency that Employee be removed from any office, authority, or employment with Employer; or

(iv)                              Willful misconduct, refusal to perform, or substantial disregard of duties properly assigned to Employee by Employer; or

(v)                                 Breach of duty of loyalty to Employer or any of its affiliates or other act of fraud or dishonesty with respect to Employer or any of its affiliates; or

(vi)                              Breach by Employee of the terms of any agreement between or among Employee and Employer.

For the avoidance of doubt, (i) termination for death as described in Section 9(a), (ii) termination by mutual consent as described in Section 9(b) or (iii) termination for disability as described in Section 9(c) shall not be considered termination for Cause.  “Termination Date” shall mean the date Employee’s employment relationship with Employer terminates.  This Agreement terminates effective the Termination Date.

e.                                       By Employer Without Cause.  Employer may, at any time, terminate Employee’s employment without Cause and for reasons not specified above.

10.                                 Effect of Termination.  Upon termination of the employment relationship, all rights of Employee under this Agreement shall cease (but not obligations) and Employee shall cease to be an employee of Employer.  Employee shall have no right to receive any payments or benefits hereunder except for the following, where applicable:

a.                                       Employee’s Base Salary payable pursuant to Section 3(a) hereof up to the Termination Date, including any accrued and unused vacation;

b.                                      Any commissions, profit sharing or bonuses, in accordance with the terms established by the Board from time to time, as provided by Section 3(b) above (provided that any such commissions, profit sharing or bonuses shall, where applicable and to the extent earned in accordance with the criteria established by the Board, be pro-rated through the date of termination).

c.                                       Reimbursement of expenses incurred in accordance with Section 6 hereof prior to the Termination Date to the extent not previously reimbursed by Employer; and

f.                                         Provided Employee has not been terminated for Cause, a severance payment in the amount established by the Board from time to time for such Employee (it be understood and acknowledged that the severance payment for the year 2005 shall be set forth on Exhibit A, attached hereto, and that the Board shall not reduce such amounts for future years of service).

11.                                 Non-Competition; Nondisclosure of Proprietary Information.

a.                                       Non-Competition.  During Employee’s employment by Employer, Employee shall not, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate (whether as a proprietor, partner, stockholder, director, officer, employee, joint venturer, investor, or other participant) in any “Competitive Business” (as hereinafter defined) in the United States, without regard to: (i) whether the Competitive Business has its office or other business facilities within the United States; (ii) whether any of the activities of Employee occur or are performed within the United States; or (iii) whether Employee resides in, or reports to an office within, the United States.  For purposes of this Section 11, “Competitive Business” shall mean the business of design, manufacture, sale, and distribution of sunglasses, motocross or snow goggles, and related products and accessories.

b.                                      Nondisclosure.  During the period that Employee is employed by Employer, and for an infinite period thereafter, Employee shall not disclose, directly or indirectly, any confidential proprietary information regarding any aspect of Employer, including any information relating to its finances, business, operations, products, procedures, business practices, marketing plans, trademarks, customer lists, and pricing information, that is not public knowledge (“Proprietary Information”), to any third parties or to other employees of Employer except Employees who have a demonstrable need to know the Proprietary Information for purpose of advancing the business of Employer.  Employee also agrees that he/she shall not use any Proprietary Information in his/her possession for any purpose other than as required to fulfill his/her responsibilities as a employee of Employer.  Employee shall promptly notify Employer of any Proprietary Information prematurely or improperly disclosed.  Proprietary Information includes not only information belonging to Employer that existed before the date of this Agreement, but also information developed by Employee for Employer or its employees during the term of this Agreement and thereafter.

c.                                       Return of Proprietary Information and Employer’s Property.  Employee will not remove any Proprietary Information from the offices of Employer or the premises of any facility in which Employer is performing services, or allow such removal, unless permitted in writing by the Chief Executive Officer as necessary for the performance of Employee’s obligations under this Agreement.  Immediately upon Employer’s request, or Employee’s Termination Date as defined in Section 9, Employee shall return any documents or other written materials that contain Proprietary Information, and any property that belongs to Employer,  including copies of any computer programs or data owned by Employer.

d.                                      Remedies.  The parties to this Agreement hereby agree that: (i) if Employee breaches this Section 11, the damage to Employer will be substantial, although difficult to ascertain, and money damages will not afford Employer an adequate remedy, and (ii) if Employee is in breach of this Section 11, or threatens a breach of this Section 11, Employer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this this Section 11.

12.                                 Developed Information.  Employee agrees to promptly disclose to Employer all improvements, inventions, programs, processes, techniques, or trade secrets, whether or not patentable or registrable under copyright or similar statutes, and all designs, trademarks, and copyrightable works that Employee may solely or jointly make or conceive, reduce to practice, or learn during the period of his or her employment that: (a) are within the scope of the services to be provided by Employee to Employer, and are related to or useful in the business of Employer; or (b) result from tasks assigned Employee by Employer; or (c) are funded by Employer; or (d) result from use of premises, facilities, or equipment owned, leased, or contracted for by Employer (hereinafter “Developed Information”).

a.             Assignment of Developed Information.  Employee agrees that all Developed Information shall be the sole property of, and assigned to, Employer and its assigns and Employee agrees, including following the date of termination of this Agreement, to execute any and all documents reasonably requested by Employer to effect the foregoing.  In addition, to the extent permitted by federal copyright law, the parties agree that any works resulting from Employee’s work under this Agreement shall be “works for hire” as defined in federal copyright law.

b.                                      Preexisting Developments.  Employee must notify management of any and all inventions, discoveries, developments, improvements, and trade secrets which have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to employment with the Company that Employee desires to remove from the operation of this Agreement.  If Employee does not so notify management, Employee represents that he/she has made no inventions, improvements, developments, or improvements at the time of signing this Agreement that are to be removed from the operation of this Agreement.

13.                                 Solicitation of Employees Prohibited.   Employee will be called upon to work closely with employees of Employer in performing services under this Agreement.  All information about such employees that becomes known to Employee during the course of his employment with Employer, and that is not otherwise known to the public, including compensation or commission structure, is confidential and shall not be used by Employee in soliciting employees of Employer at any time during or after termination of his employment with Employer.  During Employee’s employment and for two (2) years following the termination of Employee’s employment, Employee shall not directly or indirectly ask, solicit, or encourage any employee(s) of Employer to leave their employment with Employer.  Employee further agrees that he shall make any subsequent employer aware of this non-solicitation obligation.

14.                                 Representation Concerning Prior Agreements.  Employee warrants that he is not bound by any non-competition and/or non-solicitation or other agreement that would preclude, limit, or in any manner affect his employment with Employer.  Employee further represents that he can fully perform the duties of his employment without violating any obligations he may have to any former employer, including, but not limited to, misappropriating any proprietary information acquired from a prior employer.  Employee agrees that he/she will indemnify and hold Employer harmless from any and all liability and damage, including attorneys’ fees and costs, resulting from any breach of this provision.

15.                                 Notices.  All notices, demands, requests, consents, statements, satisfactions, waivers, designations, refusals, confirmations, denials, and other communications that may be required or otherwise provided for or contemplated hereunder shall be in writing and shall be deemed to be properly given and received: (a) upon delivery, if delivered in person or by facsimile or e-mail transmission with receipt acknowledged; or (b) one business day after having been deposited for overnight delivery with Federal Express or another comparable overnight courier service; or (c) three (3) business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, addressed to Employee’s residence address (or  such other address as Employee may specify in a written notice to Employer), or to Employer’s principal office.

16.                                 Successors and Assigns.  The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.  Employee shall not be entitled to assign any of his/her rights or obligations under this Agreement.  Employee agrees that his/her obligations under Sections 11 and 12 of this Agreement shall survive the termination of this Agreement.

17.                                 Entire Agreement.  Employee acknowledges receipt of this Agreement and agrees that this Agreement represents the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings, or agreements with Employer or any officer or agent thereof, except for the terms of the Spy Confidentiality Agreement.  Employee understands that no representative of the Employer has been authorized to enter into any agreement or commitment with Employee that is inconsistent in any way with the terms of this Agreement.

18.                                 Amendments.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

19.                                 Severability. Each term, condition, covenant, or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

20.                                 Waiver.  A waiver by either party of a breach of any provision(s) of this Agreement shall not constitute a general waiver or prejudice the other party’s right to demand strict compliance with that provision or any other provisions in this Agreement.

21.                                 Indemnification. Employer agrees to provide Employee with a defense and indemnification in accordance with the provisions of the California Labor Code against any third party claims related to or arising out of Employee’s employment with or positions held for Employer; provided, however, that Employer shall not be liable, and shall not provide a defense or indemnification for any claim wherein the Employee has not satisfied Employer’s standards of conduct.

22.                                 Arbitration.  Any dispute or claim arising out of this agreement will be subject to final and binding arbitration.  The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA), or an arbitrator who is mutually agreed upon, and will be governed by the Model Employment Arbitration rules of AAA.  The arbitration will be held in San Diego, California, and the arbitrator will apply California substantive law in all respects.  The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceeding.  Any final judgment may only be appealed on the grounds of improper bias or improper conduct of the arbitrator.  The party prevailing in the resolution of any claim will be entitled, in addition to such other relief as may be granted, to an award of all attorneys fees and costs incurred, without regard to any statute, schedule, or rule of court purporting to restrict such award.

23.                                 Construction.  This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

24.                                 Employee Acknowledgment.  Employee acknowledges that he has been advised by Employer to consult with independent counsel of his own choice, at his expense, concerning this Agreement, that he has had the opportunity to do so, and that he has taken advantage of that opportunity to the extent that he desires.  Employee further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

25.                                 Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Orange 21 Inc.		Employee:

By	/s/ Barry Buchholtz	/s/ Grant Guenther
Barry Buchholtz		Name: Grant Guenther
Chief Executive Officer		Address:	2070 Las Palmas Drive
Carlsbad, CA 92009

EXHIBIT A

TERMS OF (1) COMMISSION PROGRAM, (2) PROFIT SHARING, (3) BONUS PROGRAM, (4) STOCK OPTION AND (5) SEVERANCE PROGRAM APPLICABLE FOR FISCAL YEAR 2005

(AS APPLICABLE)

(note: to be completed, if applicable, or marked “not applicable” otherwise)

COMMISSION PROGRAM:	Per Attached

PROFIT SHARING:	Per Attached

BONUS PROGRAM:	Per Attached

STOCK OPTIONS:	Per Attached

SEVERANCE PROGRAM:	Per Attached

Spy Optic, Inc.

Compensation Package - 2005

Grant Guenther

Vice President Marketing

Proposed 2005 Salary	Proposed 2005 Sales Bonus	Proposed 2005 Profit Bonus	Proposed 2005 Other Incentive	Severance

$120,000	$ 6k per quarter if sales goal is achieved - No reserve - Goal paid based on % of achievment - No bonus paid if less than 80% of goal achieved	$ 6k per quarter if net profit goal is achieved - No reserve - Goal paid based on % of achievment - No bonus paid if less than 80% of goal achieved

1 Month for each year in service. Calculated by taking the past twelve months income dividing it by twelve and then multiplying it by the total number of years in service. Partial years count as one year - Minimum of 6 months

NOTE: In case of termination or resignation bonuses will paid as follows:

Any quarters that have been completed sales bonus will be due and payable in full

Any quarters that have been completed profit bonus will be paid as indicated above